Exhibit 107

Calculation of Filing Fee Tables

424(h)

(Form Type)

Santander Drive Auto Receivables LLC

(Exact Name of Registrant as Specified in its Charter)

Central Index Key Number of Registrant: 0001383094

Table 1: Newly Registered and Carry Forward Securities(1)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Asset- Backed Securities	Asset- Backed Notes	457(s)	$1,704,422,869.47	100%	$1,704,422,869.47	0.0000927	$158,000.00

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities	Asset- Backed Securities	Asset- Backed Notes	415(a)(6)	$731,060,362.33(3)	100%	$731,060,362.33(3)			SF-3	333-228364	February 4, 2019	$67,769.30(3)

	Total Offering Amounts					$2,435,483,231.80(3)		$158,000.00

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$158,000.00

(1)

The prospectus to which this Exhibit is attached is a preliminary prospectus for the related offering. This table relates to the payment of registration fees in connection with the Registration Statement of which this prospectus is attached (No. 333-261901).

(2)	Estimated solely for the purpose of calculating the registration fee.
(3)

The proposed maximum aggregate offering price set forth herein represents the sum of the Asset-Backed Securities being registered hereby and $731,060,362.33 of Asset-Backed Securities previously registered under Registration Statement No. 333-228364 that remain unsold, for a proposed maximum aggregate offering of $2,435,483,231.80.